Exhibit 99.1
Contacts:
Larry W. Myers
President and Chief Executive Officer
First Savings Financial Group, Inc.
First Savings Bank
(812) 283-0724

Priscilla Dearmin Turner
Chairperson of the Board
The First National Bank of Odon
(812) 636-7324

First Savings Financial Group, Inc. and The First National Bank of Odon
Sign Definitive Acquisition Agreement

Clarksville and Odon, Indiana; July 21, 2017 — First Savings Financial Group, Inc. (Nasdaq: FSFG) ("FSFG"), the holding company for First Savings Bank ("First Savings"), and The First National Bank of Odon ("FNBO") announced today that they have entered into a definitive agreement providing for the acquisition of FNBO by FSFG through a merger of FNBO with and into First Savings.

The all-cash transaction is valued at approximately $10.6 million, subject to possible adjustment.  FNBO shareholders will be entitled to receive $265.00 in cash in exchange for each share of FNBO common stock owned, subject to decrease if FNBO's shareholders' equity as of the month-end immediately before closing is less than FNBO's shareholders' equity of $8.0 million as of June 30, 2017.  The per-share consideration would be decreased dollar-for-dollar in relation to the amount of any such decrease in FNBO's shareholders' equity.  Certain transaction expenses, among them the fees and expenses related to data processing contract termination and deconversion as well as professional fees and expenses incurred by FNBO, are excluded from the calculation of FNBO's stockholders' equity at the month-end before closing.

As of June 30, 2017, FNBO had total assets $99.2 million, with loans of $35.8 million, deposits of $91.0 million and stockholders' equity of $8.0 million.  FNBO operates two branches in Daviess County, Indiana.  The purchase price represents 132% of FNBO's tangible book value and 15.0x its LTM earnings.

The closing of the transaction is subject to certain customary conditions, including the approval of FNBO's shareholders and regulatory approval.  Closing is expected to occur in the fourth quarter of 2017.

Larry W. Myers, FSFG's and First Savings' President and Chief Executive Officer, stated, "We are very excited for the opportunity to partner with this terrific franchise for the benefit of our new clients, the communities in Daviess County and our shareholders.  It is rewarding to bring additional products, services and support to these clients and communities.  The addition of these offices to the First Savings network provides for a 17% market share in Daviess County and establishes a new market in which we can expand our franchise.  Moreover, it continues to demonstrate our commitment to serving and expanding throughout the southern Indiana market.  We anticipate that this transaction will be accretive to earnings in the first year, excluding one-time transaction related expenses, improve funding sources for continued growth, and enhance near and long-term shareholder value."

Ms. Dearmin-Turner stated, "We are pleased with the opportunity to partner with the First Savings Bank family and the increased opportunities this provides our customers, employees and the community we serve. First Savings' demonstrated commitment to preserve true community banking, which means local decision-making, retention of local staff, commitment to community involvement, and personal one-on-one service, will be keys to our joint and future success. In addition, we are excited about First Savings' ability to offer higher lending limits to help us serve the business and agricultural communities."

Luse Gorman, PC acted as legal counsel to FSFG and First Savings, and Keefe, Bruyette & Woods, Inc. acted as financial advisor.  Barnes & Thornburg LLP acted as legal counsel to FNBO, and Renninger & Associates, LLC acted as financial advisor and rendered a fairness opinion to FNBO.

About First Savings Financial Group, Inc. and First Savings Bank

FSFG is the financial holding company for First Savings, which operates fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem.  Additional information can be found on First Savings' website at www.fsbbank.net.  At June 30, 2017, FSFG had total consolidated assets of $874.1 million.

About Dearmin Bancorp, Inc. and The First National Bank of Odon

The First National Bank of Odon is the majority-owned subsidiary of Dearmin Bancorp, Inc.  FNBO operates two offices in the Indiana communities of Odon and Montgomery.  Additional information can be found at FNBO's website at www.fnbodon.com.  At June 30, 2017, FNBO had total assets of $99.2 million.

Forward-Looking Statements

This press release contains certain forward-looking statements about the proposed transaction.  These statements include statements regarding the anticipated closing date of the transaction and anticipated future results.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Certain factors that could cause actual results to differ materially from expected results include delays in completing the transaction; difficulties in achieving cost savings from the transaction or in achieving such cost savings within the expected time frame; difficulties in integrating the operations of FNBO and First Savings; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; legislative or regulatory changes that adversely affect the business in which First Saving and FNBO are engaged; changes in the securities markets; and other risks and uncertainties disclosed from time to time in documents that FSFG files with the U.S. Securities and Exchange Commission.